XOS, INC.
THIRD AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Adopted by the Board of Directors: August 8, 2022

Each member of the Board of Directors (the “Board”) of Xos, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, a “Non-Employee Director”) and who is not otherwise precluded from participation in this Non-Employee Director Compensation Policy (this “Policy”) as the Board or its designee may decide in its discretion, will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan, as may be amended and/or restated from time to time, or any successor equity incentive plan (the “Plan”).
This Policy will be effective as of the date it is adopted by the Board
1. Annual Cash Compensation
Commencing on October 1, 2021, each Non-Employee Director will receive the cash compensation as set forth below for service on the Board. Each Non-Employee Director will be entitled to receive the following annual cash retainers for service on the Board:
Annual Lead Director Service Retainer: $25,000
Annual Committee Chair Service Retainer:
Chairperson of the Audit Committee: $20,000
Chairperson of the Compensation Committee: $10,000
Chairperson of the Nominating and Corporate Governance Committee: $10,000
The annual cash retainers above will be payable in equal quarterly installments in arrears on the last day of each fiscal quarter (each such date, a “Retainer Accrual Date”) in which the service occurred, prorated for any partial quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter). All annual cash retainers will be vested upon payment. The Company may establish a program pursuant to which Non-Employee Directors may elect to receive their retainers in shares of Common Stock rather than in cash.
2. Equity Compensation
Each Non-Employee Director will be entitled to receive the equity compensation set forth below (as applicable), subject to the terms and conditions hereof. All such equity compensation will be granted under the Plan.
(a) Annual Grant. Without any further action by the Board or Compensation Committee, on the first date following each Annual Meeting of the Company’s stockholders where the Board and/or Compensation Committee is approving equity awards per their then-current regular equity award grant schedule, which at the time of effectiveness of this policy is on the 10th day of each calendar month (or if the 10th is not a business day, the first business day thereafter), each person who is then a continuing Non-

Employee Director will automatically be granted that number of restricted stock units with a value of $200,000 in the aggregate (each, an “Annual Grant”). The number of restricted stock units will be determined by dividing the relevant dollar value by the average Fair Market Value (as defined in the Plan) of the underlying Common Stock for the thirty (30) calendar day period ending five calendar days before the date of the applicable Annual Meeting (or, if such date is not a business day, the first business day thereafter) rounded down to the nearest whole share. Each Annual Grant will vest on the earlier of (i) the first anniversary of the applicable grant date and (ii) the day before the next Annual Meeting following the applicable grant date, subject to the Non-Employee Director’s Continuous Service through the vesting date.
(b) Vesting; Change in Control. All vesting is subject to the Non-Employee Director’s Continuous Service on each applicable vesting date. Notwithstanding the foregoing, for each Non-Employee Director who remains in Continuous Service as of, or immediately prior to, a Change in Control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this Policy will become fully vested immediately prior to such Change in Control.
(c) Remaining Terms. The remaining terms and conditions of each equity award granted pursuant to this Policy will be as set forth in the Plan and the Company’s applicable award grant notice and award agreement, in the form adopted from time to time by the Board or Compensation Committee of the Board.
3. Non-Employee Director Compensation Limit
Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is entitled to receive under this Policy shall be subject to the limits set forth in the Plan.
4. Ability to Decline or Defer Compensation
A Non-Employee Director may decline all or any portion of his or her compensation under this Policy by giving notice to the Company prior to the date such cash is earned or such equity awards are to be granted, as the case may be. A Non-Employee Director may elect to defer receipt of payment of his or her cash compensation and/or settlement of any equity award granted pursuant to the Policy in accordance with a deferral election program administered by the Company in compliance with the provisions of Section 409A.
5. Expenses
The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.
6. Amendment
This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.